Exhibit 99.1

Media Relations:

Carrie Bendzsa

613-738-1440

Carrie.bendzsa@cognos.com

Investor Relations:

John Lawlor

613-738-3503

john.lawlor@cognos.com

Cognos® Reports Record Second Quarter Fiscal Year 2008 Financial Results

– Delivers 12% license revenue growth and 19% EPS growth –

Ottawa, ON & Burlington, MA, September 27, 2007 – Cognos® Incorporated (Nasdaq: COGN) (TSX: CSN) (all figures in U.S. dollars and in accordance with U.S. GAAP unless otherwise stated), the world leader in business intelligence (BI) and performance management solutions, today announced financial results for its second quarter of fiscal year 2008, ended August 31, 2007.

Revenue for the second quarter was $252.4 million, compared with $229.9 million for the same period last fiscal year, an increase of 10 percent. License revenue was $87.0 million, compared with $78.0 million in the second quarter of last fiscal year, an increase of 12 percent.

Net income on a U.S. GAAP basis in the quarter was $26.5 million, compared with $23.8 million for the same period last fiscal year, an increase of 12 percent. Net income on a non-GAAP basis (excluding amortization of acquisition-related intangible assets and stock-based compensation expense) for the quarter was $34.7 million, compared with $30.0 million for the same period last fiscal year, an increase of 15 percent. Earnings per diluted share (EPS) on a U.S. GAAP basis for the quarter was $0.31, compared with $0.26 for the same period last fiscal year, an increase of 19 percent. EPS on a non-GAAP basis (excluding amortization of acquisition-related intangible assets and stock-based compensation expense) for the quarter was $0.40, compared with $0.33 for the same period last fiscal year, an increase of 21 percent.

“I am pleased with our performance in the second quarter,” said Cognos president and chief executive officer, Rob Ashe. “We saw solid growth across both our Cognos 8 BI and Financial Performance Management solutions. On the strength of our growth, a continuing strong product cycle going forward, a healthy market and significantly increased sales and customer service capacity, we are heading into the seasonally strong second half of our fiscal year with confidence.”

“As the independent leader in performance management, our focus is to deliver innovation and expertise for our customers. The current momentum of our solution offering reflects continued emphasis of these themes, with recent announcements of Cognos 8 BI Analysis for Excel, the Cognos 8 Version 8.3 beta cycle, our recently expanded relationship with Informatica, and new solution offerings with IBM. This momentum grew even stronger with our announcement of a definitive agreement to purchase Applix. Response from customers and the market to this announcement has been extremely positive, as customers see the combined value of this important acquisition.”

Recent Highlights:

•	9 contracts greater than $1 million in the second quarter

•	411 sales representatives, the highest level ever – an increase of 21 from the end of the first quarter and 45 from Q2 of last fiscal year

•	Signed worldwide reseller agreement with Informatica for its data quality software

•	Appointed Phillip Beniac President, Cognos Asia-Pacific

•	Announced the execution of a definitive agreement to acquire Applix

Revenue for the first six months of fiscal year 2008, ended August 31, 2007, was $489.0 million, compared with $446.9 million for the same period last fiscal year, an increase of 9 percent. Net income on a U.S. GAAP basis for the first six months was $48.9 million, compared with $38.3 million for the same period last fiscal year, an increase of 28 percent. Net income on a non-GAAP basis (excluding amortization of acquisition-related intangible assets and stock-based compensation expense) for the first six months was $63.9 million, compared with $49.8 million for the same period last fiscal year, an increase of 28 percent. Earnings per diluted share (EPS) on a U.S. GAAP basis for the first six months was $0.55, compared with $0.42 for the same period last fiscal year, an increase of 31 percent. EPS on a non-GAAP basis (excluding amortization of acquisition-related intangible assets and stock-based compensation expense) for the first six months was $0.72, compared with $0.55 for the same period last fiscal year, an increase of 31 percent.

Cognos’ balance sheet remains strong. Second quarter operating cash flow was $22.3 million. The company exited the quarter with $439.4 million in cash, cash equivalents, and short-term investments. Days sales outstanding for accounts receivable was 57 days in the quarter.

Second quarter non-GAAP results differ from results measured under U.S. GAAP as they exclude $1.8 million of amortization of acquisition-related intangible assets and $7.9 million of stock-based compensation expense, before taxes. Compared to the GAAP results, this is an increase of $0.09 per share, in the aggregate, after the effect of taxes. Non-GAAP results for the first six months differ from results measured under U.S. GAAP as they exclude $3.6 million of amortization of acquisition-related intangible assets and $15.4 million of stock-based compensation expense before taxes. Compared to the GAAP results, this is an increase of $0.17 per share, in the aggregate, after the effect of taxes. A reconciliation of U.S. GAAP to non-GAAP results is included at the end of this press release.

Business Outlook

The company’s outlook for the third quarter and full fiscal year 2008 assumes no significant changes in the economy, a U.S. GAAP tax rate of 21 percent, a Canadian dollar of $1.00 U.S., and a Euro of $1.42 U.S. for the remainder of the year. This outlook does not reflect the impact of the pending acquisition of Applix.

Management offers the following outlook for the third quarter of fiscal year 2008 ending November 30, 2007:

•	Revenue is expected to be in the range of $270 million to $285 million

•	U.S. GAAP diluted earnings per share are expected to be in the range of $0.36 to $0.44

•	Non-GAAP diluted earnings per share are expected to be in the range of $0.45 to $0.53

Expected non-GAAP diluted earnings per share for the quarter ending November 30, 2007 exclude approximately $1.8 million of amortization of acquisition-related intangible assets and approximately $7.8 million of stock-based compensation expense, before taxes. This is an increase of approximately $0.09 per share, in the aggregate, after the effect of taxes.

Management offers the following outlook for the full fiscal year 2008 ending February 29, 2008:

•	Revenue is expected to be in the range of $1.075 billion to $1.100 billion

•	U.S. GAAP diluted earnings per share are expected to be in the range of $1.66 to $1.76

•	Non-GAAP diluted earnings per share are expected to be in the range of $2.00 to $2.10

Expected non-GAAP diluted earnings per share for fiscal year 2008 ending February 29, 2008, exclude approximately $6.8 million of amortization of acquisition-related intangible assets and approximately $31.1 million of stock-based compensation expense, before taxes. This is an increase of approximately $0.34 per share, in the aggregate, after the effect of taxes.

Cognos management will host a conference call to present results for the second quarter and business outlook at 5:15 p.m. Eastern Time, today, September 27, 2007.

Listeners can access the conference call at 416-640-1907 or via Webcast at http://www.cognos.com/company/investor/events/fy08q2. Presentation slides for the call can be accessed at the Investor Relations area of the Cognos Web site approximately 15 minutes prior to the start of the call.

An archive of the Webcast can be accessed at http://www.cognos.com/company/investor/events/fy08q2 following the conference call. A replay of the conference call will be available from September 27 at 8:15 p.m. Eastern Time until October 11 at 11:59 p.m. Eastern Time. The replay can be accessed at 416-640-1917. The passcode for the replay is 21245645#.

Safe Harbor for Forward-Looking Statements

Certain statements made in this press release that are not based on historical information (including those in the section entitled “Business Outlook”) are forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and Section 138.4(9) of the Ontario Securities Act. Such forward-looking statements relate to, among other things, the company’s expectations with respect to revenue and earnings per share (on both a GAAP and non-GAAP basis) for the third quarter of fiscal year 2008 and the full fiscal year 2008; the assumptions set out in the “Business Outlook” including those relating to the economy, U.S. GAAP tax rate, the exchange rate for the Canadian dollar and Euro in U.S. currency; the amount and impact of amortization of acquisition-related intangible assets, stock-based compensation before taxes; and other matters. Certain assumptions were applied in making the forward-looking statements, such as the business outlook, and material assumptions are set out above in the section entitled “Business Outlook.”

These forward-looking statements are neither promises nor guarantees, but involve risks, factors and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that may cause such differences include, but are not limited to: a continuing increase in the number of larger customer transactions and the related lengthening of sales cycles and challenges in executing on these sales opportunities; intense competition in Cognos’ industry and its ability to successfully compete; Cognos’ transition to Cognos 8 and customer acceptance and implementation of Cognos 8; the incursion of enterprise resource planning and other major software companies into the BI market; continued BI and software market consolidation and other competitive changes in the BI and software market; currency fluctuations; the company’s ability to identify, hire, train, motivate, and retain highly qualified management/other key personnel (including sales personnel) and its ability to manage changes and transitions in management/other key personnel; the outcome of litigation against the company; the company’s ability to identify, pursue, and complete acquisitions with desired business results; the impact of the implementation of new accounting pronouncements; the company’s ability to develop, introduce and implement new products as well as enhancements or improvements for existing products that respond to customer/product requirements and rapid technological change; the impact of global economic conditions on the company’s business; the company’s ability to maintain or accurately forecast revenue or to anticipate and accurately forecast a decline in revenue from any of its products or services; the company’s ability to select and implement appropriate business models, plans and strategies and to execute on them; fluctuations in the company’s tax exposure; unauthorized use or misappropriation of the company’s intellectual property; claims by third parties that the company’s software infringes their intellectual property; the risks inherent in international operations, such as the impact of the laws, regulations, rules and pronouncements of foreign jurisdictions and their interpretation by foreign courts, tribunals, regulatory and similar bodies; the existence of regulatory barriers to integration; as well as the risk factors discussed in the company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, filed with the United States Securities and Exchange Commission (“SEC”) and the Canadian Securities Administrators (“CSA”), as well as other periodic reports filed with the SEC and the CSA. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The company disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Discussion of Non-GAAP Financial Measures

In addition to our GAAP results, Cognos discloses adjusted operating margin percentage, net income and net income per share, referred to respectively as “non-GAAP operating margin percentage,” “non-GAAP net income,” and “non-GAAP net income per diluted share.” These items, which are collectively referred to as “Non-GAAP Measures”, exclude the impact of stock-based compensation and the amortization of acquisition-related intangible assets. The Non-GAAP measures also exclude the restructuring charges related to our margin improvement plan implemented in the third quarter of fiscal 2007, as these charges are considered non-recurring. From time to time, subject to the review and approval of the audit committee of the Board of Directors, management may make other adjustments for revenues, expenses and gains that it does not consider reflective of core operating performance in a particular period and may modify the Non-GAAP Measures by adjusting these revenues, expenses and gains. Management makes these adjustments so that core operating performance reflects management’s business activities as well as changes within the software industry.

Management defines its core operating performance to be the revenues recorded in a particular period and the expenses incurred within that period which management has the capability of directly affecting in order to drive operating income. Stock-based compensation, amortization of acquisition-related intangible assets and restructuring charges are excluded from our core operating performance because the decisions, which gave rise to these expenses, were not made to drive revenue in a particular period, but rather were made for our long-term benefit over multiple periods. While strategic decisions, such as the decisions to issue stock-based compensation, to acquire a company or to restructure the organization, are made to further our long-term strategic objectives and do impact our income statement under GAAP, these items affect multiple periods and management is not able to change or affect these items within any particular period. Therefore, management excludes these impacts in its planning, monitoring, evaluation and reporting of our underlying revenue-generating operations for a particular period.

Prior to the adoption of FAS 123R on March 1, 2006, the beginning of our fiscal year 2007, management’s practice was to exclude stock-based compensation internally to evaluate performance. With the adoption of FAS 123R, management concluded that the Non-GAAP Measures could provide relevant disclosure to investors as contemplated by Staff Accounting Bulletin 107. As of the beginning of our fiscal year 2007, management also began excluding amortization of acquisition-related intangible assets when assessing appropriate adjustments for non-GAAP presentations. While both of these items are recurring and affect GAAP net income, management does not use them to assess the business’ operational performance for any particular period because: each item affects multiple periods and is unrelated to business performance in a particular period; management is not able to change either item in any particular period; and neither item contributes to the operational performance of the business for any particular period.

In the case of stock-based compensation, as disclosed in our Annual Report on Form 10-K Item 11, for the fiscal year ended February 28, 2007 (“2007 Form 10-K”), our compensation strategy is to use stock-based compensation as a key tool to align management “to make strategic decisions and to manage Cognos with a view to increasing shareholder value through an increase in Cognos’ share price over the medium and long-term.” Whether the grant of stock options or Restricted Share Units are part of a Key Employee grant, are merit-based or are granted based on meeting specific performance criteria in a measurement period, these grants vest over time and are aimed at long-term employee retention, rather than at motivating or rewarding operational performance for any particular period. Thus, stock-based compensation expense varies for reasons that are generally unrelated to operational performance in any particular period. We use annual cash bonus payouts for executives and other employees to motivate and reward annual operational performance in the areas of revenue and operating margin achievement. Since the beginning of fiscal year 2007, we have measured operating margin achievement on a non-GAAP basis, excluding stock-based compensation and amortization of acquisition-related intangible asset expenses.

Management views amortization of acquisition-related intangible assets, such as the amortization of an acquired company’s research and development efforts, customer lists and customer relationships, as items arising during the time that preceded the acquisition. It is a cost that is determined at the time of the acquisition. While it is continually viewed for impairment, amortization of the cost is a static expense, one that is typically not affected by operations during any particular period, and does not contribute to operational performance in any particular period.

The margin improvement plan reflected a fundamental realignment of our business, including significant personnel reductions within higher levels of management. The restructuring charges are excluded in our Non-GAAP Measures because they are significantly different in magnitude and character from routine personnel adjustments that management makes when monitoring and conducting the Company’s core operations during any particular period. The restructuring decision and related expenses are not related to operating performance for any particular period, and are not subject to change by management in any particular period. Instead, the restructuring was intended to align our business model and expense structure to our position in the market we were experiencing, and expect to continue to experience, over the long term.

Management also uses these Non-GAAP Measures to operate the business because the excluded expenses are not under the control of, and, accordingly, not used in evaluating the performance of, operations personnel within their respective areas of responsibility. In the case of stock-based compensation expense, the award of stock options is governed by the Human Resources and Compensation Committee of the Board of Directors. With respect to acquisition-related intangible assets and charges associated with the margin improvement plan, these charges arise from acquisitions and a restructuring that are the result of strategic decisions which are not the responsibility of most levels of operational management. The restructuring charges, like our stock-based compensation charges and amortization of acquisition-related intangible assets, are excluded in management’s internal evaluations of our operating results and are not considered for management compensation purposes.

Ultimately, stock-based compensation, amortization of acquisition-related intangible assets and restructuring expenses are incurred to further our long-term strategic objectives, rather than to achieve operational performance objectives for any particular period. As such, supplementing GAAP disclosure with non-GAAP disclosure using the Non-GAAP Measures provides management with an additional view of operational performance by excluding adjusting revenues, expenses and gains that are not directly related to performance in any particular period. Further, management considers this supplemental information to be beneficial to shareholders because it shows our operating performance without the impact of charges that are largely unrelated to the performance of our underlying revenue-generating operations during the period in which the charges are recorded. Including such disclosure in our filings also provides investors with greater transparency on period-to-period performance and the manner in which management views, conducts and evaluates the business.

Because the Non-GAAP Measures are not calculated in accordance with GAAP, they are used by management as a supplement to, and not an alternative to, or superior to, financial measures calculated in accordance with GAAP. There are a number of limitations on the Non-GAAP Measures, including the following:

•	The Non-GAAP Measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used or reported by other software companies.

•	The Non-GAAP Measures do not reflect all costs associated with our operations determined in accordance with GAAP. For example:

¡

Non-GAAP operating margin performance and non-GAAP net income do not include stock-based compensation expense related to equity awards granted to our workforce. Cognos’ stock incentive plans are important components of our employee incentive compensation arrangements and are reflected as expenses in our GAAP results under FAS 123R. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards is excluded from our Non-GAAP Measures.

¡

While amortization of acquisition-related intangible assets does not directly impact our current cash position, such expense represents the declining value of the technology or other intangible assets that we have acquired. These assets are amortized over their respective expected economic lives or impaired, if appropriate. The expense associated with this decline in value is excluded from our non-GAAP disclosures and therefore our Non-GAAP Measures do not include the costs of acquired intangible assets that supplement our research and development.

¡

Restructuring charges primarily represent severance charges associated with our margin improvement plan, which was implemented in the third quarter of fiscal 2007. These charges are a significant expense from a GAAP perspective and the costs associated with the restructuring would be operational in nature absent the margin improvement plan. Most of the charges are cash expenditures which are excluded from our Non-GAAP Measures.

•

Excluded expenses for stock-based compensation and amortization of acquisition-related intangible assets will recur and will impact our GAAP results. While restructuring costs are non-recurring activities, their occasional occurrence will impact GAAP results. As such, the Non-GAAP Measures should not be construed as an inference that the excluded items are unusual, infrequent or non-recurring.

Because of these limitations, management recognizes that the Non-GAAP Measures should not be considered in isolation or as an alternative to our results as reported under GAAP. Management compensates for these limitations by relying on the Non-GAAP Measures only as a supplement to our GAAP results.

About Cognos:

Cognos, the world leader in business intelligence and performance management solutions, provides world-class enterprise planning and BI software and services to help companies plan, understand and manage financial and operational performance.

Cognos brings together technology, analytical applications, best practices, and a broad network of partners to give customers a complete performance system. The Cognos performance system is an open and adaptive solution that leverages an organization’s ERP, packaged applications, and database investments. It gives customers the ability to answer the questions – How are we doing? Why are we on or off track? What should we do about it? – and enables them to understand and monitor current performance while planning future business strategies.

Cognos serves more than 23,000 customers in more than 135 countries, and its top 100 enterprise customers consistently outperform market indexes. Cognos performance management solutions and services are also available from more than 3,000 worldwide partners and resellers. For more information, visit the Cognos Web site at http://www.cognos.com.

###

Cognos and the Cognos logo are trademarks or registered trademarks of Cognos Incorporated in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

Note to Editors: Copies of previous Cognos press releases and Corporate and product information are available on the Cognos Web site at www.cognos.com, and at Business Wire’s site at www.businesswire.com

SUPPLEMENTARY INFORMATION (unaudited):

	FY 2007			FY 2008
	Q2	Q3	Q4	Q1	Q2
Total License Revenue ($000s)	78,005	93,994	130,477	75,692	87,020
Year-Over-Year License Revenue Growth	(1)%	24%	11%	3%	12%
Geographic Distribution:
Total Revenue ($000s)
Americas	137,155	140,783	161,448	135,208	150,164
Europe	72,311	85,788	101,724	82,833	82,332
Asia/Pacific	20,424	21,228	21,363	18,613	19,871
% of Total
Americas	60%	56%	57%	57%	59%
Europe	31%	35%	36%	35%	33%
Asia/Pacific	9%	9%	7%	8%	8%
Year-Over-Year Revenue Growth –Total
Americas	12%	15%	9%	4%	9%
Europe	7%	18%	16%	15%	14%
Asia/Pacific	(7)%	24%	18%	25%	(3)%
Year-Over-Year Revenue Growth – In Local Currency
Americas	11%	15%	10%	4%	9%
Europe	2%	8%	6%	7%	7%
Asia/Pacific	(7)%	20%	14%	18%	(8)%
Orders (License, Support, Services)
> $ 1M	10	11	25	7	9
> $200K	120	140	285	127	129
> $ 50K	819	806	1,437	761	787
Average Selling Price (License Orders Only) ($000s)
> $ 50K	181	222	198	200	205
New vs Existing License Revenue – % of Total
New	31%	23%	29%	28%	32%
Existing	69%	77%	71%	72%	68%
Channel – License Revenue – % of Total
Direct	72%	73%	70%	74%	74%
Third Party	28%	27%	30%	26%	26%
Other Statistics
Cash, cash equivalents, and short-term investments ($000s)	618,084	599,273	691,893	654,020	439,417
Days sales outstanding	57	61	70	63	57
Total employees	3,662	3,494	3,557	3,636	3,749

COGNOS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(US$000s except share amounts, U.S. GAAP)

(Unaudited)

	Three months ended August 31,		Six months ended August 31,
	2007	2006	2007	2006
Revenue
Product license	$ 87,020	$ 78,005	$162,712	$151,740
Product support	115,177	103,262	228,615	203,443
Services	50,170	48,623	97,694	91,747

Total revenue	252,367	229,890	489,021	446,930

Cost of revenue
Cost of product license	1,530	1,445	2,963	3,202
Cost of product support	11,448	11,384	23,245	22,611
Cost of services	39,863	39,805	80,444	77,321

Total cost of revenue	52,841	52,634	106,652	103,134

Gross margin	199,526	177,256	382,369	343,796

Operating expenses
Selling, general, and administrative	135,310	117,981	260,737	235,573
Research and development	35,283	33,869	70,213	67,148
Amortization of acquisition-related intangible assets	1,805	1,702	3,607	3,403

Total operating expenses	172,398	153,552	334,557	306,124

Operating income	27,128	23,704	47,812	37,672
Interest and other income, net	6,210	6,216	14,475	11,227

Income before taxes	33,338	29,920	62,287	48,899
Income tax provision	6,793	6,160	13,356	10,601

Net income	$ 26,545	$ 23,760	$ 48,931	$ 38,298

Net income per share
Basic	$0.31	$0.26	$0.56	$0.43

Diluted	$0.31	$0.26	$0.55	$0.42

Weighted average number of shares (000s)
Basic	85,747	89,718	87,527	89,805

Diluted	86,202	90,221	88,180	90,523

COGNOS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(US$000s, U.S. GAAP)

(Unaudited)

	August 31, 2007	February 28, 2007
Assets
Current assets
Cash and cash equivalents	$379,078	$ 376,762
Short-term investments	60,339	315,131
Accounts receivable	158,920	221,393
Income taxes receivable	6,708	2,274
Prepaid expenses and other current assets	32,562	29,724
Deferred tax assets	14,256	13,768

	651,863	959,052
Fixed assets, net	79,615	72,256
Intangible assets, net	14,362	17,767
Other assets	8,640	5,642
Deferred tax assets	10,292	5,950
Goodwill	226,455	232,094

	$991,227	$1,292,761

Liabilities
Current liabilities
Accounts payable	$ 31,166	$ 36,970
Accrued charges	38,711	36,628
Salaries, commissions, and related items	66,931	96,970
Income taxes payable	9,578	8,743
Deferred income taxes	4,065	6,363
Deferred revenue	238,473	284,896

	388,924	470,570
Non-current income tax payable	52,272	—
Deferred income taxes	3,185	30,751

	444,381	501,321

Stockholders’ Equity
Capital stock
Common shares and additional paid-in capital (August 31, 2007 – 83,213,184; February 28, 2007 – 89,725,774)	536,711	535,589
Treasury shares (August 31, 2007 – 1,202,901; February 28, 2007 – 617,369)	(47,193)	(22,064)
Retained earnings	50,496	273,575
Accumulated other comprehensive income	6,832	4,340

	546,846	791,440

	$991,227	$1,292,761

COGNOS INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US$000s, U.S. GAAP)

(Unaudited)

	Three months ended August 31,		Six months ended August 31,
	2007	2006	2007	2006
Cash flows from operating activities
Net Income	$26,545	$23,760	$48,931	$38,298
Non-cash Items
Depreciation and amortization	7,524	7,360	14,853	14,600
Stock-based compensation	7,493	4,586	15,127	9,743
Deferred income taxes	(2,958)	(413)	(2,564)	4,768
Non-current income taxes	2,187	—	4,323	—
Loss on disposal of fixed assets	3	377	56	516
Change in non-cash working capital
Decrease (increase) in accounts receivable	8,469	(4,865)	65,909	76,275
Increase in income tax receivable	(61)	(1,485)	(4,423)	(5,792)
Decrease (increase) in prepaid expenses and other current assets	(2,178)	522	(1,266)	7,413
Decrease in accounts payable	(5,371)	(2,969)	(7,448)	(9,996)
Increase (decrease) in accrued charges	2,783	(352)	1,238	1,258
Increase (decrease) in salaries, commissions, and related items	(144)	6,230	(32,031)	(8,595)
Increase in income taxes payable	702	4,206	1,190	851
Decrease in deferred revenue	(22,667)	(20,836)	(51,687)	(40,568)

Net cash provided by operating activities	22,327	16,121	52,208	88,771

Cash flows from investing activities
Maturity of short-term investments	164,432	264,354	460,273	376,969
Purchase of short-term investments	(60,344)	(191,486)	(203,863)	(424,122)
Additions to fixed assets	(6,504)	(4,544)	(12,493)	(10,915)
Additions to intangible assets	(496)	(370)	(785)	(696)
Increase in other assets	(3,466)	(488)	(3,328)	(219)

Net cash provided by (used in) investing activities	93,622	67,466	239,804	(58,983)

Cash flows from financing activities
Issue of common shares	2,741	576	9,897	13,511
Purchase of treasury shares	(583)	(2,545)	(26,408)	(2,545)
Repurchase of shares	(231,027)	—	(279,046)	(24,998)

Net cash used in financing activities	(228,869)	(1,969)	(295,557)	(14,032)

Effect of exchange rate changes on cash	1,284	(1,297)	5,861	3,109

Net increase (decrease) in cash and cash equivalents	(111,636)	80,321	2,316	18,865
Cash and cash equivalents, beginning of period	490,714	337,178	376,762	398,634

Cash and cash equivalents, end of period	379,078	417,499	379,078	417,499
Short-term investments, end of period	60,339	200,585	60,339	200,585

Cash, cash equivalents, and short-term investments, end of period	$439,417	$618,084	$439,417	$618,084

COGNOS INCORPORATED

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS

(US$000s except share amounts, U.S. GAAP)

The following tables reflect selected Cognos’ non-GAAP results reconciled to GAAP results:

	Three months ended August 31,		Six months ended August 31,
	2007	2006	2007	2006
Operating Income
GAAP Operating Income	$27,128	$23,704	$47,812	$37,672
Plus:
Amortization of acquisition-related intangible assets	1,805	1,702	3,607	3,403
Stock-based compensation expense	7,897	5,757	15,403	10,835
Restructuring charge	(49)	—	(312)	—

Non-GAAP Operating Income	$36,781	$31,163	$66,510	$51,910

Operating Margin Percentage
GAAP Operating Margin Percentage	10.7%	10.3%	9.8%	8.4%
Plus:
Amortization of acquisition-related intangible assets	0.8	0.8	0.7	0.8
Stock-based compensation expense	3.1	2.5	3.2	2.4
Restructuring charge	—	—	(0.1)	—

Non-GAAP Operating Margin Percentage	14.6%	13.6%	13.6%	11.6%

Net Income
GAAP Net Income	$26,545	$23,760	$48,931	$38,298
Plus:
Amortization of acquisition-related intangible assets	1,805	1,702	3,607	3,403
Stock-based compensation expense	7,897	5,757	15,403	10,835
Restructuring charge	(49)	—	(312)	—
Less:
Income tax effect of amortization of acquisition-related intangible assets	(610)	(646)	(1,220)	(1,271)
Income tax effect of stock-based compensation expense	(1,039)	(528)	(2,640)	(1,459)
Income tax effect of restructuring charge	117	—	117	—

Non-GAAP Net Income	$34,666	$30,045	$63,886	$49,806

Net Income per diluted share
GAAP Net Income per diluted share	$0.31	$0.26	$0.55	$0.42
Plus:
Amortization of acquisition-related intangible assets	0.02	0.02	0.04	0.04
Stock-based compensation expense	0.09	0.06	0.17	0.12
Less:
Income tax effect of amortization of acquisition-related intangible assets	(0.01)	(0.01)	(0.01)	(0.01)
Income tax effect of stock-based compensation expense	(0.01)	—	(0.03)	(0.02)

Non-GAAP Net Income per diluted share	$0.40	$0.33	$0.72	$0.55

Shares used in computing diluted net income per share	86,202	90,221	88,180	90,523

The following table shows the classification of stock-based compensation expense:

	Three months ended August 31,		Six months ended August 31,
	2007	2006	2007	2006
Cost of Product Support	$ 146	$ 65	$ 256	$ 161
Cost of Services	238	159	427	346
Selling, General and Administrative	6,713	5,100	13,227	9,404
Research and Development	800	433	1,493	924

Total	$7,897	$5,757	$15,403	$10,835

The following table shows the classification of the restructuring charge:

	Three months ended August 31, 2007	Six months ended August 31, 2007
Cost of Product Support	$ 0	$ (12)
Selling, General and Administrative	(29)	(313)
Research and Development	(20)	13

Total	$(49)	$(312)

COGNOS INCORPORATED

Reconciliation of US GAAP to Non-GAAP

Diluted Earnings per Share for Business Outlook

(Unaudited)

	Three Months ending November 30, 2007	Twelve months ending February 29, 2008
Projected US GAAP Diluted Earnings per Share	$0.36 – $0.44	$1.66 – $1.76
Plus:
Amortization of acquisition-related intangible assets	0.02	0.08
Stock-based compensation expense	0.09	0.36
Less:
Income tax effect of non-GAAP adjustments	(0.02)	(0.10)

Projected non-GAAP Diluted Earnings per Share	$0.45 – $0.53	$2.00 – $2.10